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Rizika Realty Trust
36 Edgehill Road
Brookline, MA 02445

Re; Termination of Lease for 125 Sidney Street, Cambridge, Massachusetts

Dear Sir or Madam,

Reference is made to (i) the Lease for 125 Sidney Street Property dated April 4, 2002 between Rizika Realty Trust (“the Landlord”) and Altus Pharmaceuticals Inc.(“Altus”) for 7775 square feet of space (the “1725 Lease”) at the building located at 125 Sidney Street, Cambridge Massachusetts (the “Building”) and (ii) the Lease for 125 Sidney Street Property dated April 4, 2002 between the Landlord and Altus for 7775 square feet of space (the “7775 Lease”) at the Building. The 7775 Lease was amended by the parties pursuant to an Amendment of Lease for 125 Sidney Street Property to add approximately 3000 square feet of space in the basement of the Building and also amended pursuant to another Amendment of Lease for 125 Sidney Street Property to add approximately 11,000 square feet of space in the basement of the Building (together, the Basement Leases”). The parties also executed a third Amendment of Lease for 125 Sidney Street Property dated February 13, 2006, pursuant to which, among other things, the 1775 Lease was terminated. The 7775 Lease, the Basement Leases, and the Third Amendment are hereinafter together referred to as the “Lease”.

Pursuant to Section 3 of the 7775 Lease (and Section 2 of each of the Basement Leases), on October 29, 2007, Altus delivered a Termination Notice to the Landlord with notice that the term of the Lease would end on October 31, 2008. Altus and the Landlord have now mutually agreed that the Lease will terminate on March 31, 2008.

The Landlord acknowledges that it is holding a security deposit under the Lease in the amount of $131,000 (the “Security Deposit”). Altus will pay rent under the Lease through March 31, 2008 in the amount of $54,361.37 (“March Rent”). In addition, Altus agrees to pay an additional amount as a lease termination fee in the amount of $55,000.00 (the “Termination Fee”). The March Rent and the Termination Fee, in the aggregate amount of $109,361.37, shall be paid by deducting the aggregate amount from the Security Deposit. No other amount shall be due by Altus to the Landlord under the Lease. Landlord shall pay the balance of the Security Deposit in the amount of $21,638.63 to Altus within fifteen (15) days of the effective date of this letter agreement.

This letter agreement will become effective on the last date set forth below under the parties’ signatures.

If this accurately sets forth your understanding, please countersign the enclosed copy of this letter and return the countersigned letter to the undersigned.

Very truly yours,

Altus Pharmaceuticals Inc.

By: /s/ Jonathan I. Lieber
Name: Jonathan I. Lieber
Title:Vice President and Chief Financial Officer

Date:April 2, 2008

Agreed and accepted:

Rizika Realty Trust

By: /s/ Adam W. Rizika
Name: Adam W. Rizika
Title: Director

Date: March 31, 2008